Exhibit 21.1

List of subsidiaries of the Registrant

Subsidiaries

Name	Jurisdiction of Formation
US:
Nature’s Miracle (California) Inc.	California
Visiontech Group, Inc.	California
Hydroman, Inc.	California
Non-US:
Photon Technology (Canada) Ltd.	Canada